Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-23671 on Form S-8 of our reports dated April 17, 2009, relating to the consolidated financial statements and financial statement schedule of Continental Materials Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48 — Accounting for Uncertainty in Income Taxes) appearing in this Annual Report on Form 10-K of Continental Materials Corporation for the year ended January 3, 2009.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 17, 2009